Execution Copy
EXHIBIT 10.4

SECURITIES PURCHASE AGREEMENT
By and Between
ENTERPRISE GP HOLDINGS L.P.,
and
DFI GP HOLDINGS, L.P.
and
DUNCAN FAMILY INTERESTS, INC.,
as the Sellers
May 7, 2007

i

Page
Section 6.6 Execution	32
Section 6.7 Disclosure Letters	32
Exhibits
Exhibit A          Form of Amendment to EPE Partnership Agreement

ii

SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 7, 2007 (the “Execution Date”), is entered into by and among Enterprise GP Holdings L.P., a Delaware limited partnership (“EPE”), DFI GP Holdings, L.P., a Delaware limited partnership (“DFIGP”), and Duncan Family Interests, Inc. (“DFI” and together with DFIGP, the “Sellers”).
W I T N E S S E T H:
     WHEREAS, DFIGP owns 100% of the membership interests in Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company (“TEPPCO GP”), and TEPPCO GP is the sole general partner of, and owns 100% of the 2% general partner interest in, TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO MLP”); and
     WHEREAS, DFI owns in excess of 4,400,000 Common Units representing limited partner interests of TEPPCO MLP (“Common Units”); and
     WHEREAS, subject to the terms and conditions set forth herein, the Sellers desires to sell to EPE, and EPE desires to purchase from the Sellers, 100% of the membership interests in TEPPCO GP (the “Membership Interest”) and 4,400,000 Common Units of TEPPCO MLP (the “Offered Units”), in exchange for an aggregate of 14,173,304 Class B Units of EPE (the “Class B Units”) and 16,000,000 Class C Units of EPE (the “Class C Units”), in each case having the rights and privileges desginated in the Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of EPE, the form of which is set forth as Exhibit A to this Agreement.
     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:
     “2006 10-K” has the meaning set forth in Section 3.3(g)(ii).
     “affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein.
     “Agreement” has the meaning set forth in the Preamble.
     “Amendment to EPE Partnership Agreement” means the Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of EPE set forth as Exhibit A to this Agreement.

     “Business Day” means any day on which commercial banks are generally open for business in New York, New York or Houston, Texas other than a Saturday, a Sunday or a day observed as a holiday in New York, New York or Houston, Texas under the Laws of the State of New York or the State of Texas or the federal Laws of the United States of America.
     “Closing” has the meaning set forth in Section 2.1(a).
     “Class B Units” has the meaning set forth in the Recitals.
     “Class C Units” has the meaning set forth in the Recitals.
     “Closing Date” has the meaning set forth in Section 2.1(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” has the meaning set forth in the Recitals.
     “Damages” means claims, liabilities, damages, penalties, judgments, assessments, losses, costs, expenses, including reasonable attorneys’ fees and expenses, incurred by the party seeking indemnification under this Agreement.
     “DFIGP” has the meaning set forth in the Preamble.
     “DFI Indemnified Parties” has the meaning set forth in Section 5.2.
     “Encumbrances” means pledges, restrictions on transfer, rights or options to purchase, rights of first refusal, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.
     “Enterprise GP” means Enterprise Products GP, LLC, a Delaware limited liability company.
     “Enterprise Material Adverse Effect” means any change, effect, event or occurrence that materially and adversely affects the ability of Enterprise to consummate the transactions contemplated by this Agreement.
     “Enterprise MLP” means Enterprise Products Partners L.P., a Delaware limited partnership.
     “Enterprise Partnership Group Entities” means EPE, EPE Holdings, Enterprise MLP, Enterprise GP and the subsidiaries of Enterprise MLP.
     “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, and legally enforceable directives of and agreements between a person that is subject to the applicable representation and any Governmental Entity and rules of common law pertaining to protection of human health (to the extent arising from exposure to Hazardous Substances) or the environment (including any generation, use, storage, treatment, or Release of

Hazardous Substances into the environment) including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., the Atomic Energy Act, 42 U.S.C. Section 2014 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the Federal Hazardous Materials Transportation Law, 49 U.S.C. Section 5101 et seq., as each has been amended from time to time, and all other environmental conservation and protection laws, in each case as in effect prior to or as of the Closing Date.
     “EPCO” means EPCO, Inc., a Texas corporation.
     “EPE” has the meaning set forth in the Preamble.
     “EPE Holdings” means EPE Holdings, LLC, a Delaware limited liability company and the sole general partner of EPE.
     “EPE Indemnified Parties” has the meaning set forth in Section 5.1.
     “EPE Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EPE, dated as of August 29, 2005.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Execution Date” has the meaning set forth in the Preamble.
     “GAAP” has the meaning set forth in Section 1.2.
     “governing documents” means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, shareholder agreement or declaration or other similar governing documents of such person.
     “Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.
     “Hazardous Substances” means any (a) chemical, product, substance, waste, material, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (b) friable asbestos containing materials, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products or crude oil and any components, fractions, or derivatives thereof.
     “holders” means, when used with reference to the TEPPCO Limited Partner Units, the holders of such units shown from time to time in the registers maintained by or on behalf of TEPPCO MLP.
     “Individual Threshold” has the meaning set forth in Section 5.1.
     “Investments” has the meaning set forth in Section 2.1(d).
     “IRS” means the Internal Revenue Service.
     “knowledge,” “known” or words of similar import mean (a) with respect to the Sellers, the actual knowledge of the officers and directors of the Sellers and TEPPCO GP, and (b) with respect to EPE, the actual knowledge of the officers and directors of EPE Holdings.
     “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including the NYSE) or self-regulatory authority, but does not include Environmental Laws.
     “LP Units” has the meaning set forth in the TEPPCO Partnership Agreement.
     “Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Effect” or be or not be “reasonably expected to have a Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.
     “Membership Interest” has the meaning set forth in the Recitals.
     “Notice” has the meaning set forth in Section 6.1.
     “NYSE” means the New York Stock Exchange.
     “Offered Units” has the meaning set forth in the Recitals.
     “Open TEPPCO Position” has the meaning set forth in Section 3.3(w).
     “Partially Owned Entity” means, with respect to a specified person, any other person that is not a subsidiary of such specified person but in which such specified person, directly or indirectly, owns 10% or more of the equity interests thereof (whether voting or non-voting and including beneficial interests).
     “Permitted Encumbrances” means any liens, title defects, preferential rights or other encumbrances upon any of the relevant person’s property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for Taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business by such person and its subsidiaries and (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such person and its subsidiaries.
     “person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.
     “Purchase Price” has the meaning set forth in Section 2.1(b).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
     “Representative” means, with respect to any person, such person’s officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by such person.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sellers” has the meaning set forth in the Preamble.
     “subsidiary” means with respect to a specified person, any other person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person or (b) of which such specified person or another of its subsidiaries owns beneficially 50% or more of the equity interests.
     “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “TEPPCO Disclosure Letter” means the disclosure letter for this Agreement dated the Execution Date.
     “TEPPCO Easements” has the meaning set forth in Section 3.3(p)(iii).
     “TEPPCO Environmental Permits” has the meaning set forth in Section 3.3(j).
     “TEPPCO GP” has the meaning set forth in the Recitals.
     “TEPPCO GP Financial Statements” has the meaning set forth in Section 3.3(g)(iv).
     “TEPPCO GP Balance Sheet” means the audited condensed consolidated balance sheet of TEPPCO GP as of December 31, 2006 filed with the SEC on Form 8-K on March 20, 2007.
     “TEPPCO GP LLC Agreement” means that certain Limited Liability Company Agreement of Texas Eastern Products Pipeline Company, LLC prior to giving effect to the transactions contemplated by this Agreement.
     “TEPPCO Intellectual Property Rights” has the meaning set forth in Section 3.3(o)(i).
     “TEPPCO Limited Partner Units” means the LP Units of TEPPCO MLP issued pursuant to the TEPPCO Partnership Agreement.
     “TEPPCO Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of the TEPPCO Partnership Group Entities (taken as a whole), that is, or could reasonably be expected to be, material and adverse to the TEPPCO Partnership Group Entities (taken as a whole), material and adverse to TEPPCO GP or that materially and adversely affects the ability of either of the Sellers or TEPPCO GP to consummate the transactions contemplated hereby; provided, however, that a TEPPCO Material Adverse Effect shall not include any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, financial condition, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of any TEPPCO Partnership Group Entity (or any TEPPCO Partially Owned Entity) directly or indirectly arising out of or attributable to (a) changes in the general state of the industries in which the TEPPCO Partnership Group Entities and the TEPPCO Partially Owned Entities operate to the extent that such changes would have the same general effect on all other companies operating in such industries, or (b) changes in general economic conditions (including changes in commodity prices) that would have the same general effect on companies engaged in the same lines of business as those conducted by the TEPPCO Partnership Group Entities and the TEPPCO Partially Owned Entities.
     “TEPPCO MLP” has the meaning set forth in the Recitals.
     “TEPPCO MLP Balance Sheet” means the consolidated balance sheet of TEPPCO MLP as of December 31, 2006 filed with the SEC in the 2006 10-K.
     “TEPPCO MLP Partially Owned Entities” means the Partially Owned Entities held, directly or indirectly, by TEPPCO MLP.
     “TEPPCO Operating Partnerships” means TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership, TCTM, L.P., a Delaware limited partnership, and TEPPCO Midstream Companies, L.P., a Delaware limited partnership, collectively.
     “TEPPCO Parties” means TEPPCO MLP and TEPPCO GP.
     “TEPPCO Partnership Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO MLP, dated as of December 8, 2006.
     “TEPPCO Partnership Group Entities” means TEPPCO GP, TEPPCO MLP and the subsidiaries of TEPPCO MLP.
     “TEPPCO Permits” has the meaning set forth in Section 3.3(j)(ii).
     “TEPPCO Pipeline Assets” means the pipelines, equipment and other tangible personal property used in connection with the TEPPCO Partnership Group Entities’ pipeline operations.
     “TEPPCO Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all employment, change of control and severance agreements (or consulting agreements with natural persons) and any employee compensation plan, including any pension, retirement, profit sharing, stock or unit option, stock or unit purchase, restricted stock or unit, bonus, incentive compensation, health, life, disability or fringe benefit plan, contract or arrangement sponsored or maintained by, participated in or contributed to by or required to be contributed to by, any of the TEPPCO Partnership Group Entities with respect to any current or former employees or independent contractors of any of the TEPPCO Partnership Group Entities.
     “TEPPCO SEC Reports” has the meaning set forth in Section 3.3(g)(i).
     “Texas Courts” has the meaning set forth in Section 6.2.
     “Units” means the Units of EPE as defined in the EPE Partnership Agreement.
     Section 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Disclosure Letter hereto) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form a part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Closing.
          (a) Closing Date. The closing (the “Closing”) of the transactions contemplated under this Section 2.1 shall be held at the offices of Andrews Kurth LLP at 600 Travis, Suite 4200, Houston, Texas 77002 on the Execution Date. The Execution Date is also referred to herein as the “Closing Date.”
          (b) Purchase of Membership Interest and Offered Units; Issuance of Class B and Class C Units. At the Closing, subject to the terms and conditions of this Agreement:
               (i) EPE Holdings, as the general partner and attorney-in-fact on behalf of the limited partners of EPE, shall execute and deliver the Amendment to EPE Partnership Agreement, authorizing the issuance of the Class B Units and the Class C Units.
               (ii) DFIGP shall convey to EPE the Membership Interest (such conveyance or assignment to be in a form mutually acceptable to DFIGP and EPE), free and clear of all Encumbrances, except to the extent created under federal and state securities laws and the Delaware Limited Liability Company Act, in consideration for the issuance by EPE to DFIGP of an aggregate of 11,819,722 Class B Units and 13,343,082 Class C Units;
               (iii) DFI shall convey to EPE the Offered Units (such conveyance or assignment to be in a form mutually acceptable to DFI and EPE), free and clear of all

Encumbrances, except to the extent created under federal and state securities laws and the DRULPA in consideration for the issuance by EPE to DFI of an aggregate of 2,353,582 Class B Units and 2,656,918 Class C Units (such Class B and Class C Units issued to DFIGP and DFI collectively, the “Purchase Price”); and.
               (iv) EPE shall issue to DFIGP and DFI certificates evidencing the Class B Units and the Class C Units.
               (v) Concurrently with such conveyance, DFIGP shall cease to have any interest in TEPPCO GP with respect to the Membership Interest sold hereunder, including the cessation of any rights to receive allocations of income, gain, loss, deduction or credit from, the capital account balance of or distributions from TEPPCO GP with respect to the Membership Interest, and DFI shall cease to have any interest in the Offered Units sold hereunder.
          (c) FIRPTA Certificate. At the Closing, DFIGP shall provide EPE with a FIRPTA certificate certifying that neither TEPPCO GP nor TEPPCO MLP is a “foreign person” within the meaning of Treasury Regulation 1.1445 2(b).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to EPE that:
          (a) Formation and Standing. Such Seller has been duly formed and is validly existing under the Laws of the State of Delaware with full legal or corporate or limited partnership power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure to be so organized, formed or existing or to have such power or authority could not reasonably be expected to have a material adverse effect on the ability of such Seller to close the transactions contemplated under this Agreement. Such Seller is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of such Seller to close the transactions contemplated under this Agreement.
          (b) Authority and No Conflicts.
               (i) Such Seller has all requisite corporate or limited partnership power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited partnership action on the part of such Seller and its members or partners and no other corporate or partnership proceedings on the part of such Seller or its members or partners, as applicable, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

               (ii) This Agreement has been duly executed and delivered by such Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.
               (iii) Neither the execution and delivery of this Agreement by such Seller nor the performance by such Seller of its obligations hereunder and the completion of the transactions contemplated hereby will:
                    (A) conflict with, or violate any provision of, the governing documents of such Seller;
                    (B) other than obtaining or making, as applicable, any consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect, violate or breach any Laws applicable to such Seller; or
                    (C) other than obtaining or making, as applicable, any consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which such Seller is a party, or by or to which such Seller or any of its properties are bound or subject.
          (c) No Consents. No consent, approval, authorization or order of, or notice to, any court or person is required for the consummation by such Seller of the transactions contemplated by this Agreement except those as have already been obtained or given or those, the failure of which to obtain or give, could not reasonably be expected to have a TEPPCO Material Adverse Effect.
          (d) Membership Interest and General Partner Interest; Offered Units.
               (i) DFIGP is the sole owner of the Membership Interest. The Membership Interest has been duly authorized, validly issued, fully paid and non-assessable (except as set forth in the TEPPCO GP LLC Agreement and to the extent such non-assessability may be affected by the Delaware Limited Liability Company Act). Except to the extent created under the federal and state securities Laws and the Delaware Limited Liability Company Act, the Membership Interest is held of record by DFIGP, free and clear of Encumbrances, except for Encumbrances the would not affect the transactions contemplated by this Agreement and the ability of DFIGP to perform its obligations hereunder. TEPPCO GP owns or holds no assets or interests other than the general partner interest in TEPPCO MLP and has not since the date of its formation engaged in any business activities whatsoever other than acting as the general partner of TEPPCO MLP, other than activities that have not violated, and would not violate, the TEPPCO Partnership Agreement in any material respect.
               (ii) General Partner Interest. TEPPCO GP is the sole general partner of TEPPCO MLP. TEPPCO GP is the sole record owner of the general partner interest in TEPPCO MLP, and such general partner interest has been duly authorized and validly issued in accordance with the TEPPCO Partnership Agreement. Except for any Encumbrances arising under the governing documents of any TEPPCO Party, applicable securities Laws or this Agreement, TEPPCO GP owns such general partner interest free and clear of any Encumbrances.
          (e) No Defaults. Such Seller is not in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) its governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which such Seller is a party or by which such Seller or any of its property is bound or subject, except, in the case of clause (ii), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a TEPPCO Material Adverse Effect.
          (f) Brokerage and Finder’s Fee. None of the Sellers, TEPPCO GP, TEPPCO MLP or any of their affiliates, nor any of their respective partners, shareholders, directors, officers or employees, has incurred or will incur on behalf of the Sellers, TEPPCO GP, TEPPCO MLP or any affiliate thereof any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.
          (g) Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Enterprise Partnership Group Entities, which investigation, review and analysis was done by such Seller and its affiliates and, to the extent such Seller deemed necessary or appropriate, by its Representatives (it being understood that such Seller is also relying on the representations, warranties, covenants and conditions in this Agreement).
          (h) Investment Intent; Investment Experience; Restricted Securities.
     In acquiring the Class B Units or Class C Units, such Seller is not offering or selling, and shall not offer or sell the Class B Units or Class C Units, for such Seller in connection with any distribution of any of such Class B Units or Class C Units, and such Seller does not have a participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Such Seller acknowledges that it can bear the economic risk of its investment in the Class B Units and Class C Units and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Class B Units and Class C Units. Such Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Such Seller understands that neither the Class B Units nor Class C Units have been registered pursuant to the Securities Act or any applicable state securities laws, that the

Class B Units and Class C Units shall be characterized as “restricted securities” under federal securities laws and that, under such laws and applicable regulations, the Class B Units and the Class C Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
     Section 3.2 Representations and Warranties of EPE. EPE represents and warrants to each of the Sellers that:
          (a) Organization and Standing. EPE has been duly organized and is validly existing under the Laws of its jurisdiction of organization with full legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure to be so organized or existing or to have such power or authority could not reasonably be expected to have an Enterprise Material Adverse Effect. EPE is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have an Enterprise Material Adverse Effect.
          (b) Authority and No Conflicts.
               (i) EPE has all requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by EPE and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, partnership or limited liability company action, and no other proceedings on the part of EPE or its general partner are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
               (ii) This Agreement has been duly executed and delivered by EPE and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.
               (iii) Neither the execution and delivery of this Agreement by EPE or of EPE Holdings of the Amendment to EPE Partnership Agreement, nor the performance by EPE of its obligations hereunder and the completion of the transactions contemplated hereby, will:
                    (A) conflict with, or violate any provision of, the EPE Partnership Agreement or other governing documents of EPE;
                    (B) other than obtaining or making, as applicable, any consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect or violate or breach any Laws applicable to EPE;
                    (C) other than obtaining or making, as applicable, any consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have an Enterprise

Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which EPE is a party or by which EPE or its property is bound or subject; or
                    (D) except as could not, individually or in the aggregate, reasonably be expected to have an Enterprise Material Adverse Effect, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of EPE or restrict, hinder, impair or limit the ability of EPE to carry on its business as and where it is now being carried on.
          (c) No Consents. No consent, approval, authorization or order of, or notice to, any court or person is required for the consummation of the transactions contemplated by this Agreement except those as have been obtained or given or those, the failure of which to obtain or give, could not reasonably be expected to have an Enterprise Material Adverse Effect.
          (d) No Defaults. EPE is not in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) its governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which EPE is a party or by which EPE or its property is bound or subject, except, in the case of clause (ii), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have an Enterprise Material Adverse Effect.
          (e) Brokerage and Finder’s Fee. No agent, broker, finder, investment banker, financial advisor or similar person will be entitled to any fee, commission or other compensation in connection with this Agreement on the basis of any action or statement made by EPE or any of its affiliates, or any of their respective partners, shareholders, directors, officers or employees acting on behalf of EPE.
          (f) Independent Investigation. EPE has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the TEPPCO Partnership Group Entities, which investigation, review and analysis was done by EPE and its affiliates and, to the extent EPE deemed necessary or appropriate, by its Representatives (it being understood that EPE is also relying on the representations, warranties, covenants and conditions in this Agreement).
          (g) Investment Intent; Investment Experience; Restricted Securities.
               (i) In acquiring the Membership Interest, EPE is not offering or selling, and shall not offer or sell the Membership Interest, for EPE in connection with any distribution of any of such Membership Interest, and EPE does not have a participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. EPE acknowledges that it can bear the economic risk of its investment in the Membership Interest and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interest. EPE is an “accredited investor” as such term is defined in Regulation D under the Securities Act. EPE understands that the Membership Interest shall not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Membership Interest shall be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Membership Interest cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
               (ii) In acquiring the Offered Units, EPE is not offering or selling, and shall not offer or sell the Offered Units, for EPE in connection with any distribution of any of such Offered Units, and EPE does not have a participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. EPE acknowledges that it can bear the economic risk of its investment in the Offered Units and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Offered Units. EPE is an “accredited investor” as such term is defined in Regulation D under the Securities Act. EPE understands that the Offered Units shall not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Offered Units shall be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Offered Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
          (h) Amendment to EPE Partnership Agreement; Class B Units; Class C Units.
               (i) The Amendment to EPE Partnership Agreement has been duly authorized, executed and delivered by all necessary partnership action by EPE, on behalf of EPE by EPE Holdings as its general partner, and by the limited partners of EPE.
               (ii) The Class B Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the EPE Partnership Agreement, and when issued as consideration in accordance with this Agreement, will be fully paid (to the extent required under the EPE Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). The Class B Units will not be issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on EPE.
               (iii) The Class C Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the EPE Partnership Agreement, and when issued as consideration in accordance with this Agreement, will be fully paid (to the extent required under the EPE Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). The Class C Units will not be issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on EPE.
               (iv) EPE has authorized and reserved a sufficient number of EPE Units issuable upon conversion of the Class B Units and the Class C Units.
               (v) EPE has applied to list the Units issuable upon conversion of the Class B Units and the Class C Units on the NYSE.
     Section 3.3 Representations and Warranties Concerning TEPPCO GP and TEPPCO MLP. Each of the Sellers, jointly and severally, hereby represents and warrants to EPE that:
          (a) Organization and Standing. Each of the TEPPCO Partnership Group Entities has been duly organized or formed and is validly existing under the Laws of its jurisdiction of organization or formation with full corporate or legal power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted. Each of the TEPPCO Partnership Group Entities is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a TEPPCO Material Adverse Effect. TEPPCO GP was formed on March 31, 2000.
          (b) No Defaults. None of the TEPPCO Partnership Group Entities is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) their respective governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the TEPPCO Partnership Group Entities is a party or by which any of the TEPPCO Partnership Group Entities or any of their respective property is bound or subject, except, in the case of clause (ii), defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a TEPPCO Material Adverse Effect.
          (c) No Conflicts. Neither the execution and delivery of this Agreement by the Sellers nor the performance by the Sellers of its obligations hereunder and the completion of the transactions contemplated hereby will:
               (i) conflict with, or violate any provision of, the governing documents of the TEPPCO Partnership Group Entities or the TEPPCO Partially Owned Entities;
               (ii) other than obtaining or making, as applicable, any consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect, violate or breach any Laws applicable to the TEPPCO Partnership Group Entities or the TEPPCO Partially Owned Entities;

               (iii) other than obtaining or making, as applicable, any consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which any of the TEPPCO Partnership Group Entities or the TEPPCO Partially Owned Entities is a party or by which any of the TEPPCO Partnership Group Entities or the TEPPCO Partially Owned Entities or their respective properties are bound or subject; or
               (iv) except as could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of any of the TEPPCO Partnership Group Entities or the TEPPCO Partially Owned Entities or restrict, hinder, impair or limit the ability of any of the TEPPCO Partnership Group Entities or the TEPPCO Partially Owned Entities to carry on their respective businesses as and where they are now being carried on.
          (d) Capitalization of TEPPCO MLP and Subsidiaries. As of the Execution Date, TEPPCO MLP has no limited partner interests issued and outstanding other than 89,804,829 TEPPCO Limited Partner Units. Each of such TEPPCO Limited Partner Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with applicable Laws and the TEPPCO Partnership Agreement, and are fully paid (to the extent required under the TEPPCO Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act). Such TEPPCO Limited Partner Units were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding on TEPPCO MLP. TEPPCO GP and TEPPCO MLP are the sole record and beneficial owners of the general partner interest and limited partner interest, respectively, of each of the TEPPCO Operating Partnerships. All of the outstanding equity interests of the subsidiaries of TEPPCO MLP and the TEPPCO MLP Partially Owned Entities owned, directly or indirectly, by TEPPCO MLP have been duly authorized and are validly issued (in accordance with their respective governing documents), fully paid (to the extent required under the applicable governing documents) and non-assessable (except (1) with respect to general partner interests, (2) as set forth to the contrary in the applicable governing documents and (3) to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights; and all such equity interests are owned, directly or indirectly, by TEPPCO MLP, free and clear of all Encumbrances, except for applicable securities Laws, restrictions on transfers contained in governing documents and as described in the TEPPCO SEC Reports.
          (e) Subsidiaries. Exhibit 21.1 of the 2006 10-K sets forth a list of all of the material subsidiaries of TEPPCO MLP and all of the TEPPCO MLP Partially Owned Entities, together with their respective jurisdictions of organization or formation, types of entity, percentages of equity ownership by TEPPCO MLP or its subsidiaries and record owner or owners of such equity. TEPPCO MLP has no material subsidiaries or TEPPCO MLP Partially Owned Entities other than those set forth in Exhibit 21.1 of the 2006 10-K.
          (f) Derivative Securities; Rights. Except as described in the 2006 10-K and the other TEPPCO SEC Reports: (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any of the TEPPCO Partnership Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or Encumber any equity interest in any of the TEPPCO Partnership Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the TEPPCO Partnership Group Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the TEPPCO Partnership Group Entities or any other person, and none of the TEPPCO Partnership Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the TEPPCO Partnership Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the TEPPCO Partnership Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the TEPPCO Limited Partner Units on any matter; (v) except as described in the TEPPCO Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the TEPPCO Partnership Group Entities is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the TEPPCO Partnership Group Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of TEPPCO Limited Partner Units (other than affiliates of the Sellers) may have imposed upon such TEPPCO Limited Partner Units); and (vi) there are no outstanding registration rights with respect to any TEPPCO Limited Partner Units or any other equity securities of any of the TEPPCO Partnership Group Entities.
          (g) Reports; Financial Statements.
               (i) Since January 1, 2007, TEPPCO MLP has filed or furnished all forms, reports, schedules, statements and other documents required by Law to be filed or furnished with the SEC by any of the TEPPCO Partnership Group Entities under applicable securities statutes, regulations, policies and rules (collectively, together with all other documents filed by TEPPCO MLP with the SEC since January 1, 2007 and prior to the Execution Date, the “TEPPCO SEC Reports”). The TEPPCO SEC Reports at the time filed or furnished (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made, (y) complied in all material respects with the requirements of applicable Laws (including the Securities Act, the Exchange Act and the rules and regulations thereunder) and (z) complied in all material respects with the then applicable accounting standards. The TEPPCO SEC Reports included all certificates required to be included therein pursuant to Section 13a-14(a) and Section 13a-14(b) of the Exchange Act. Other than (i) filings by TE Products Pipeline Company, Limited Partnership and (ii) filings in connection with Rule 144A offerings with respect to wholly owned subsidiaries of TEPPCO MLP, no subsidiary of TEPPCO MLP is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.
               (ii) The TEPPCO MLP Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”) has been filed with the SEC.
               (iii) Except for this Agreement and the TEPPCO Plans described or listed in the TEPPCO SEC Reports, the exhibit list included in the 2006 10-K sets forth a true and complete list of (x) any contracts, agreements, documents and other instruments not yet filed by TEPPCO MLP with the SEC but that are currently in effect and that any of the TEPPCO Partnership Group Entities will be required to or expect to file with or furnish to the SEC as exhibits in an annual or periodic report after the Execution Date and (y) any amendments and modifications that have not been filed by TEPPCO MLP with the SEC but are currently in effect to all agreements, documents and other instruments that have been filed by any of the TEPPCO Partnership Group Entities with the SEC since January 1, 2007. All such exhibits have been made available to EPE, as requested.
               (iv) Copies of the audited financial statements for the years ended December 31, 2004, 2005 and 2006 of TEPPCO GP (the “TEPPCO GP Financial Statements”) as included in the TEPPCO SEC Reports. The consolidated financial statements (including, in each case, any related notes thereto) of TEPPCO MLP contained in any TEPPCO SEC Reports and in the 2006 10-K and the TEPPCO GP Financial Statements (x) have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnote disclosures required by GAAP), (y) complied in all material respects with the requirements of applicable securities Laws, and (z) fairly present, in all material respects, the consolidated financial positions, results of operations, cash flows, partners’ capital and comprehensive income and changes in accumulated other comprehensive income, as applicable, of the applicable TEPPCO Partnership Group Entities as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material. Except as disclosed on the TEPPCO MLP Balance Sheet or the TEPPCO GP Balance Sheet, none of the TEPPCO Partnership Group Entities has any indebtedness or liability, absolute or contingent, other than (A) in the case of TEPPCO MLP, liabilities as of December 31, 2006 that are not required by GAAP to be included in the TEPPCO MLP Balance Sheet, (B) in the case of TEPPCO GP, liabilities as of December 31, 2006 that are not required by GAAP to be included in the TEPPCO GP Balance Sheet, (C) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2006 in the case of TEPPCO MLP and TEPPCO GP and that are not material, individually or in the aggregate, or (D) liabilities disclosed in the 2006 10-K or any TEPPCO SEC Reports filed since December 31, 2006.
          (h) Controls.
               (i) The management of TEPPCO GP has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to TEPPCO MLP, including its consolidated subsidiaries, is made known to the management of TEPPCO GP by others within those entities, and (y) disclosed, based on its most recent evaluation, to TEPPCO MLP’s outside auditors and the audit committee of the board of directors of TEPPCO GP (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect TEPPCO MLP’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in TEPPCO MLP’s internal controls over financial reporting. For any period since January 1, 2007, any material change in internal control over financial reporting required to be disclosed in any TEPPCO SEC Report has been so disclosed.
               (ii) Since January 1, 2007, (x) to the knowledge of the Sellers, none of the TEPPCO Partnership Group Entities, or any Representative of a TEPPCO Partnership Group Entity, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the TEPPCO Partnership Group Entities or their respective internal accounting controls relating to periods after January 1, 2007, including any material complaint, allegation, assertion or claim that any of the TEPPCO Partnership Group Entities has engaged in questionable accounting or auditing practices, and (y) no attorney representing the TEPPCO Partnership Group Entities, whether or not employed by the TEPPCO Partnership Group Entities, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2007, by the officers, directors, employees or agents of any of the TEPPCO Partnership Group Entities to the board of directors of TEPPCO GP or any committee thereof or, to the knowledge of the Sellers, to any director or officer of TEPPCO GP.
          (i) Absence of Certain Changes or Events.
               (i) Except as disclosed in any TEPPCO SEC Report, between December 31, 2006 and the Execution Date, the business of the TEPPCO Partnership Group Entities, taken as a whole, has been conducted in the ordinary course consistent with past practices, except in connection with entering into this Agreement.
               (ii) Since December 31, 2006, except as disclosed in any TEPPCO SEC Report, there have not been any events or conditions that have had, or could reasonably be expected to have, a TEPPCO Material Adverse Effect.
          (j) Compliance; Permits. Except as set forth, in the case of clauses (i) and (iii) below, in the SEC Reports :
               (i) The TEPPCO Partnership Group Entities are in compliance, and at all times since January 1, 2007 have complied, with all applicable Laws, including all applicable Laws relating to the ownership, use and operation of their properties and assets, other than non-compliance which could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect.

               (ii) TEPPCO GP is in compliance, and at all times that it has been the general partner of the TEPPCO MLP has complied, in all material respects with all of its obligations under the TEPPCO Partnership Agreement.
               (iii) The TEPPCO Partnership Group Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted (collectively, the “TEPPCO Permits”), except as would not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect. None of the TEPPCO Partnership Group Entities is in conflict with, or in default or violation of any of the TEPPCO Permits, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect.
          (k) Litigation. Except as disclosed in the TEPPCO SEC Reports or for matters that could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect, (i) there are no claims, actions, proceedings (public or private) investigations or reviews pending or, to the knowledge of the Sellers, threatened against any of the TEPPCO Partnership Group Entities by or before any Governmental Entity, and (ii) the Sellers have no knowledge of any facts that such persons reasonably believe are likely to give rise to any such claim, action, proceeding, investigation or review. None of the TEPPCO Partnership Group Entities, nor any of their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or could reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect.
          (l) Environmental Matters. Except as disclosed in the TEPPCO SEC Reports or for matters or claims that would not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect: (a) the TEPPCO Partnership Group Entities and their respective businesses, operations, and properties have been in compliance for all applicable statutes of limitations and are in compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the TEPPCO Partnership Group Entities under Environmental Laws (“TEPPCO Environmental Permits”); (b) the TEPPCO Partnership Group Entities have obtained or filed for all TEPPCO Environmental Permits required for their respective businesses, operations, and properties as they currently exist and all such TEPPCO Environmental Permits are currently in full force and effect; (c) the TEPPCO Partnership Group Entities and their respective businesses, operations, and properties are not subject to any pending or, to the knowledge of the Sellers, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no Releases of Hazardous Substances on, under or from the properties of the TEPPCO Partnership Group Entities that have given or may give rise to any obligations within the applicable statutes of limitations under Environmental Laws; (e) none of the TEPPCO Partnership Group Entities has, to the knowledge of the Sellers, received any written notice that remains unresolved asserting an alleged liability or obligation under any Environmental Laws against the TEPPCO Partnership Group Entities with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the TEPPCO Partnership Group Entities; (f) to the knowledge of the Sellers, there has been no exposure of any person or property to Hazardous Substances in connection with the TEPPCO Partnership Group Entities’

businesses, operations, or properties that could reasonably be expected to form the basis for any tort claims by third parties for damages or compensation; (g) the TEPPCO Partnership Group Entities have made available to EPE all documents requested by EPE that are in the possession of the TEPPCO Partnership Group Entities and relating to their respective businesses, operations, or properties and relating to the TEPPCO Partnership Group Entities’ compliance with or obligations under Environmental Laws; and (h) none of the TEPPCO Partnership Group Entities is a potentially responsible party under Environmental Laws at any site that is on the National Priorities List, and no real property owned by any of the TEPPCO Partnership Group Entities is on the Comprehensive Environmental Response, Compensation and Liability Information System list.
          (m) Contracts. Except for contracts filed as exhibits to the TEPPCO SEC Reports and TEPPCO Plans (other than with respect to clause (viii)), as of the date of this Agreement there are no written or oral contracts, agreements, guarantees, leases and executory commitments to which any of the TEPPCO Partnership Group Entities are a party or by which their assets are bound and which fall within any of the following categories: (i) contracts which would have the effect of limiting the freedom of any of the Enterprise Partnership Group Entities or the TEPPCO Partnership Group Entities to compete in any line of business or in any geographic area, (ii) contracts relating to any outstanding commitment for capital expenditures in excess of $15,000,000 which are not included in AFEs for projects reflected in the TEPPCO MLP capital budget for 2007, a copy of which has been provided to EPE; (iii) contracts with any labor union or organization, (iv) indentures, mortgages, liens, promissory notes, loan agreements, guarantees or other arrangements relating to the borrowing of money by any of the TEPPCO Partnership Group Entities, (v) contracts providing for the acquisition or disposition of assets or businesses with a purchase price of $30,000,000 or more; (vi) contracts containing provisions triggered by change of control of any of the TEPPCO Partnership Group Entities or other similar provisions, (vii) contracts in favor of directors or officers that provide rights to indemnification, and (viii) contracts (including those filed as exhibits to the TEPPCO SEC Reports and TEPPCO Plans) between one or more TEPPCO Partnership Group Entities and the Sellers or one or more affiliates of the Sellers (other than the TEPPCO Partnership Group Entities and EPE and its subsidiaries). Except as disclosed in the SEC Reports, (x) all such contracts (including those filed as exhibits to the TEPPCO SEC Reports) and all other contracts that are individually material to the business or operations of the TEPPCO Partnership Group Entities taken as a whole are valid and binding obligations of the TEPPCO Partnership Group Entities that are parties thereto and, to the knowledge of the Sellers, the valid and binding obligation of each other party thereto except such contracts which if not so valid and binding could not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect and (y) no TEPPCO Partnership Group Entity and, to the knowledge of the Sellers, no other party to any such contract is in breach of or in default under or has the right to terminate (upon notice or otherwise) any such contract except for such breaches, defaults that, and rights to terminate which, if exercised, could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect. True and complete copies of all such contracts have been delivered or have been made available to EPE as requested by EPE.
          (n) Restrictions on Business Activities. Except as set forth in the TEPPCO SEC Reports, there is no agreement, judgment, injunction, order or decree binding upon any of the TEPPCO Partnership Group Entities that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the TEPPCO Partnership Group Entities, any acquisition of property by any of the TEPPCO Partnership Group Entities, the purchase of goods or services from any party, the hiring of any individual or groups of individuals or the conduct of business by any of the TEPPCO Partnership Group Entities as currently conducted.
          (o) Intellectual Property.
               (i) Except for the items shared with EPCO under the Administrative Services Agreement, the TEPPCO Partnership Group Entities, directly or indirectly, own, license or otherwise have legally enforceable rights to use all patents, patent rights, trademarks, trade names, service marks, copyrights and any applications therefore, technology, know-how, computer software and applications and tangible or intangible proprietary information or materials, that are used in the business of the TEPPCO Partnership Group Entities as presently conducted (the “TEPPCO Intellectual Property Rights”) and each such ownership, license, and right to use will not be adversely affected by the transactions contemplated by this Agreement. Except for intellectual property shared with EPCO under the Administrative Services Agreement, TEPPCO MLP owns, licenses or otherwise has legally enforceable rights to use intellectual property of the type described in this Section 3.3(o) sufficient to operate the business of the TEPPCO Partnership Group Entities consistent with past practices.
               (ii) In the case of TEPPCO Intellectual Property Rights owned by any of the TEPPCO Partnership Group Entities, such TEPPCO Partnership Group Entities own such TEPPCO Intellectual Property Rights free and clear of any Encumbrances (other than Permitted Encumbrances). One or more of the TEPPCO Partnership Group Entities have an adequate right to the use of the TEPPCO Intellectual Property Rights or the material covered thereby in connection with the services or products in respect of which such TEPPCO Intellectual Property Rights are being used except where the lack of any such right could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect. None of the TEPPCO Partnership Group Entities has received any written notice or claim, or any other information, stating that the manufacture, sale, licensing, or use of any of the services or products of any of the TEPPCO Partnership Group Entities as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by any of the TEPPCO Partnership Group Entities in the ordinary course of their business as presently conducted infringes on any copyright, patent, trade mark, service mark or trade secret of a third party except where such infringement could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect. None of the TEPPCO Partnership Group Entities has received any written notice or claim, or any other information, stating that the use by any of the TEPPCO Partnership Group Entities of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in their business as presently conducted infringes on any other person’s trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications, except where such infringement could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect. None of the TEPPCO Partnership Group Entities has received any written notice or claim, or any other information, challenging the ownership by any of the TEPPCO Partnership Group Entities or the validity of any of the TEPPCO Intellectual Property Rights except where the absence of any such ownership could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect. All registered patents, trademarks, service marks and copyrights held by any of the TEPPCO Partnership Group Entities are subsisting, except to the extent any failure to be subsisting could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect. To the knowledge of the Sellers, there is no unauthorized use, infringement or misappropriation of any of the TEPPCO Intellectual Property Rights by any third party, including any employee or former employee of any of the TEPPCO Partnership Group Entities. No TEPPCO Intellectual Property Right is subject to any known outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by any of the TEPPCO Partnership Group Entities.
          (p) Property.
               (i) Immediately after the Closing, TEPPCO MLP will own or have the right to use (or EPCO will have the right to use in connection with its obligations to TEPPCO MLP under the Administrative Services Agreement) tangible personal property sufficient to operate the businesses of the TEPPCO Partnership Group Entities consistent with past practices.
               (ii) Except for Permitted Encumbrances, failures that could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect, the TEPPCO Partnership Group Entities have good and indefeasible title or enforceable rights to use (or, with respect to the TEPPCO Pipeline Assets, title to or interest in the applicable TEPPCO Pipeline Assets sufficient to enable the TEPPCO Partnership Group Entities to conduct their businesses with respect thereto without interference as it is currently being conducted) all their properties and assets, whether tangible or intangible, real, personal or mixed, free and clear of all liens.
               (iii) Except for violations that could not reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect or set forth in the TEPPCO SEC Reports, the businesses of the TEPPCO Partnership Group Entities have been and are being operated in a manner which does not violate the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property (collectively, “TEPPCO Easements”) used by the TEPPCO Partnership Group Entities in such businesses. All TEPPCO Easements are valid and enforceable in accordance with their terms, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity, and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such businesses, except where the failure of any such TEPPCO Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not have a TEPPCO Material Adverse Effect. There are no gaps in the TEPPCO Easements that would impair the conduct of such businesses in a manner that could reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect, and no part of the TEPPCO Pipeline Assets is located on property that is not owned in fee by a TEPPCO Partnership Group Entity or subject to an easement in favor of a TEPPCO Partnership Group Entity, where the failure of such TEPPCO Pipeline Asset to be so located could reasonably be expected to have, individually or in the aggregate, a TEPPCO Material Adverse Effect.

          (q) [Intentionally Omitted].
          (r) Labor Matters; Employees.
               (i) All individuals who work substantially full time on TEPPCO Partnership Group Entities’ matters are employees of EPCO who perform such services under the Administrative Services Agreement, and no TEPPCO Employee is included in a unit of employees covered by a collective bargaining agreement. None of the TEPPCO Partnership Group Entities is a party to or subject to a collective bargaining agreement. No union certification petition has been filed (with service of process having been made on a TEPPCO Partnership Group Entity), or to the knowledge of the Sellers, any union organization activity threatened, that relates to TEPPCO Employees.
               (ii) Except as disclosed in the TEPPCO SEC Reports, each of the TEPPCO Partnership Group Entities is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security taxes and similar taxes, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a TEPPCO Material Adverse Effect.
          (s) Insurance. Each of the TEPPCO Partnership Group Entities and their respective businesses and properties are, and have been continuously since January 1, 2007, insured by reputable and financially responsible insurers in amounts and against risks and losses as are customary for companies conducting their respective businesses. The insurance policies covering the TEPPCO Partnership Group Entities and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both would constitute a default thereunder. There are no outstanding claims made by any of the insured parties in excess of the deductibles and similar amounts and retentions that are not covered under the existing policies, and, to the knowledge of the Sellers, there has not occurred any event that might reasonably form the basis of any claim in excess of the deductibles and similar amounts and retentions that is not covered under such policies.
          (t) Taxes.
               (i) (A) Except as disclosed on Schedule 3.3(t), each of the TEPPCO Partnership Group Entities has filed when due, after giving effect to applicable extensions, all Tax Returns required to be filed with the IRS or other applicable Governmental Entity through the date hereof; (B) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and each such Tax Return is true, complete and correct in all material respects; (C) each of the TEPPCO Partnership Group Entities has timely paid or has provided an adequate accrual for all Taxes for which such entity has liability and are or have become due (whether or not shown on any such Tax Return), and has withheld and paid to the appropriate Governmental Entity any Tax that it is required by Applicable Law to withhold and pay to a Governmental Entity on or before the date hereof; (D)

no claim has been made by any Governmental Entity in a jurisdiction in which any of the TEPPCO Partnership Group Entities does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction; (E) none of the TEPPCO Partnership Group Entities has entered into any agreement or arrangement with any Governmental Entity that requires any of the TEPPCO Partnership Group Entities to take or refrain from taking any action; (F) none of the TEPPCO Partnership Group Entities is a party to any agreement or arrangement, whether written or unwritten, providing for the payment of Taxes, payment of Tax losses, payment of Tax indemnification payments, the sharing or allocation of Taxes, entitlements to refunds or similar Tax matters, and no payments are due or will become due by any of the TEPPCO Partnership Group Entities pursuant to any such agreement or arrangement; (G) none of the TEPPCO Partnership Group Entities has elected to be treated as a corporation for Tax purposes; (H) there is no written claim against any of the TEPPCO Partnership Group Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to any of the TEPPCO Partnership Group Entities; (I) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the TEPPCO Partnership Group Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the TEPPCO Partnership Group Entities; (J) none of the TEPPCO Partnership Group Entities will be required to include any amount in income for any taxable period beginning after December 31, 2003 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Entity with respect to any such taxable period; (K) none of the TEPPCO Partnership Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; (L) at least 90% of the gross income of TEPPCO MLP for each taxable year since its formation has been from sources that constitute “qualifying income” within the meaning of section 7704(d) of the Code, (M) none of the TEPPCO Partnership Group Entities has any material liability for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained in accordance with GAAP; (N) There are no Encumbrances related to Taxes upon any asset of any of a TEPPCO Partnership Group Entities except for liens arising as a matter of applicable Law relating to current Taxes not yet due; (O) TEPPCO GP is properly disregarded as an entity separate from its owner pursuant to Treas. Reg. § 301.7701-3; and (P) none of the TEPPCO Partnership Group Entities has entered into any transaction that is subject to the reporting requirements of Treas. Reg. § 1.6011-4 or any predecessor thereto.
               (ii) None of the TEPPCO Partnership Group Entities has made any payment, is obligated to make any payment, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code.
               (iii) Each of the TEPPCO Partnership Group Entities treated as partnerships for federal income tax purposes have currently effective elections under Section 754 of the Code.

          (u) Regulatory Proceedings. None of the TEPPCO Partnership Group Entities, all or part of whose rates or services are regulated by a Governmental Entity, is a party to any proceeding before a Governmental Entity which could reasonably be expected to result in orders having a TEPPCO Material Adverse Effect (except to the extent that such orders would have the same general effect on other companies operating in the industries in which the TEPPCO Partnership Group Entities operate), nor has written notice of any such proceeding been received by any of the TEPPCO Partnership Group Entities.
          (v) Regulation as an Investment Company. None of the TEPPCO Partnership Group Entities is (i) an “investment company” as such terms is defined in the Investment Company Act.
          (w) Futures Trading and Fixed Price Exposure. Prior to the Execution Date and in the ordinary course of business, TEPPCO MLP has established risk parameters to restrict the level of risk that the TEPPCO Partnership Group Entities are authorized to take with respect to the open position resulting from all physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments (the “Open TEPPCO Position”) and monitors the compliance by the TEPPCO Partnership Group Entities with such risk parameters.
          (x) Customers and Suppliers. To the knowledge of the Sellers, neither Seller nor any of the TEPPCO Partnership Group Entities has received any written notice that any shipper or customer will discontinue its business relationship with any of the TEPPCO Partnership Group Entities and no such action has been threatened by any shipper or customer, which discontinuation would reasonably be expected to have a TEPPCO Material Adverse Effect.
          (y) Books and Records.
               (i) TEPPCO GP (A) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (B) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (I) transactions are executed in accordance with management’s general or specific authorization; (II) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (III) access to assets is permitted only in accordance with management’s general or specific authorization; and (IV) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
               (ii) The minute books and other similar records of the TEPPCO Partnership Group Entities contain true and complete copies of all actions taken at all meetings of the board of directors of TEPPCO GP, and any committees thereof, and the limited partners of TEPPCO MLP and all written consents executed in lieu of any such meetings. True and complete copies of all such minute books and other similar records have been made available to EPE.

ARTICLE IV
COVENANTS AND AGREEMENTS
     Section 4.1 Commercially Reasonable Efforts; Further Assurances. Upon the terms and subject to the conditions hereof, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated under this Agreement. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective such transactions.
     Section 4.2 No Public Announcement. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement and the transactions contemplated hereby without consulting with the other parties hereto.
     Section 4.3 Expenses. All costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses.
     Section 4.4 Tax Matters. EPE shall cause TEPPCO GP to provide a copy of the TEPPCO MLP 2007 federal income Tax Returns to each of the Sellers for its review and comment on or before the tenth Business Day prior to the due date (including extensions) for such Tax Returns and use reasonable efforts to consult with each of the Sellers with respect to the preparation of the schedules K-1 relating to such Tax Returns.
     Section 4.5 Unitholder Approval of Amendment to EPE Partnership Agreement. As reasonably practicable after the issuance of the Class B Units and Class C Units, EPE shall seek unitholder approval of the conversion, at the applicable time set forth in the Amendment to EPE Partnership Agreement, of the Class B Units and Class C Units into Units representing limited partner interests of EPE. Such unitholder approval shall be conducted in the manner required for the conversion of the Class B Units and Class C Units and the issuance of Units upon conversion thereof, to be made in accordance with the EPE Partnership Ageement and applicable NYSE rules.
ARTICLE V
REMEDIES FOR DEFAULT
     Section 5.1 Indemnity Regarding Section 3.1 and Section 3.3 Representations and Covenants. Subject to the provisions of this Article V, each of the Sellers, jointly and severally, shall indemnify and hold harmless EPE, EPE Holdings and EPE Holdings’ members and Representatives (the “EPE Indemnified Parties”) from any and all Damages incurred by any such person in connection with the breach of (a) a representation or warranty by such Seller set forth in Section 3.1 or by either Seller set forth in Section 3.3 or (b) a covenant or agreement made by the Sellers hereunder; provided that, for purposes of calculating the amount of any

Damages pursuant to Section 5.1(a), such representations and warranties shall be read and interpreted as if any Materiality Requirement contained therein were not contained therein. Notwithstanding the forgoing, neither Seller will have any obligation to indemnify any EPE Indemnified Party for Damages arising pursuant to Section 5.1(a) for individual claims that do not exceed $250,000 (the “Individual Threshold”) and then only for such claims exceeding the Individual Threshold that, in the aggregate, exceed $10,000,000, in which event the Sellers shall be liable for all Damages only in excess of $10,000,000 (provided, however, that the Individual Threshold and $10,000,000 limitation shall not apply to Damages arising pursuant to Section 5.1(a) resulting from a breach of the representations and warranties set forth in Section 3.1); and the liability of the Sellers under Section 5.1(a) shall not exceed $200,000,000 in the aggregate. For the avoidance of doubt, the Sellers shall have no obligation to indemnify and hold harmless any member of the TEPPCO Partnership Group Entities or the TEPPCO MLP Partially Owned Entities pursuant to Section 5.1 except and to the extent that the EPE Indemnified Parties incur or suffer Damages from the breach of a representation or warranty set forth in Section 3.1 or Section 3.3 or a covenant or agreement made by such Seller hereunder, in which case such Seller shall be obligated to indemnify and hold harmless the EPE Indemnified Parties to the extent of such Damages. To the extent that a claim for indemnification under this Section 5.1 includes a claim for remediation costs to address a Release of Hazardous Substance at or from any of the TEPPCO Pipeline Assets, such remediation costs shall be limited to remediations that are performed in a manner consistent with the current use of the property and consistent with then prevailing laws and contracts and leases existing as of the Closing Date.
     Section 5.2 Indemnity Regarding Section 3.2 Representations and Covenants. Subject to the provisions of this Article V, EPE shall indemnify and hold harmless each of the Sellers and its members, partners and Representatives (collectively, the “DFI Indemnified Parties”) from any and all Damages incurred by any such person in connection with the breach of (a) a representation or warranty set forth in Section 3.2 or (b) a covenant or agreement made by such party hereunder; provided that, for purposes of calculating the amount of any Damages pursuant to Section 5.2(a), such representations and warranties shall be read and interpreted as if any Materiality Requirement contained therein were not contained therein. Notwithstanding the forgoing, the liability of EPE under Section 5.2(a) shall not exceed $200,000,000 in the aggregate.
     Section 5.3 Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement or made in any certificate or document delivered pursuant hereto shall survive the Closing regardless of any investigation made by the parties hereto, any person controlling such party or any of their Representatives and regardless of any knowledge acquired or capable of being acquired whether before or after the Closing. The representations and warranties of the parties contained in Section 3.1, Section 3.2 and Section 3.3 shall survive the Closing and any investigation by the parties with respect thereto until the expiration of 12 months after the Closing Date; provided, however, that (i) the representations and warranties of the Sellers set forth in Section 3.1(d) shall survive indefinitely, and (ii) the representations and warranties of the Seller set forth in Section 3.3(l) shall survive until the expiration of 36 months after the Closing Date and (iii) the representations and warranties in Section 3.3(q), and Section 3.3(t) shall survive for the applicable statute of limitations, including all periods of extension thereof, whether automatic or permissive. The expiration of any survival period under this Agreement will not affect the liability of any party under Section 5.1 or Section 5.2, as the case may be, for any Damages as to which a bona fide claim relating thereto is asserted prior to the termination of such survival period.
     Section 5.4 Calculation of Damages.
          (a) Any calculation of Damages for purposes of this Article V shall be net of any insurance proceeds or other payments received by or on behalf of such indemnified party with respect thereto after taking into account retrospective premium adjustments, experience-based premium adjustments and indemnification obligations. If an indemnified party hereunder shall have received an indemnity payment in respect of Damages and shall subsequently receive, directly or indirectly, insurance or other proceeds in respect of the claims or losses giving rise to such Damages then such indemnified party shall promptly reimburse the indemnifying party an amount equal to the amount of such proceeds provided the same does not exceed the amount of the indemnity payment received.
          (b) For the avoidance of doubt, any calculation of Damages for purposes of this Article V shall be net of amounts reflected as reserves on the TEPPCO MLP Balance Sheet.
     Section 5.5 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.
     Section 5.6 Exclusive Remedy. Except as set forth in Section 5.5 and Section 5.8, the parties agree that the indemnification provisions in this Article V shall be the exclusive remedy of the parties with respect to breaches of representations and warranties and failures to perform covenants or agreements hereunder.
     Section 5.7 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY HERETO, OR TO SUCH OTHER PARTY’S INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY OR PUNITIVE DAMAGES; PROVIDED THAT, IF ANY INDEMNIFIED PARTY HEREUNDER IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND THE INDEMNIFYING PARTY HEREUNDER IS OBLIGATED TO INDEMNIFY SUCH INDEMNIFIED PARTY FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNIFYING PARTY SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNIFIED PARTY FOR SUCH DAMAGES.
     Section 5.8 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article V shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute effective notice:
If to DFIGP, addressed to:
DFI GP Holdings, L.P.
c/o EPCO, Inc.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Richard H. Bachmann
Telecopy: (713) 381-6568
If to DFI, addressed to:
Duncan Family Interests, Inc.
c/o EPCO, Inc.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President
Telecopy: (713) 381-6568
If to EPE, addressed to:
Enterprise GP Holdings L.P.
c/o EPE Holdings, LLC, general partner
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: President and CEO
Telecopy: (713) 381-6529

     Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
     Section 6.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to principles of conflicts of law. Each party thereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in Houston, Texas (the “Texas Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.
     Section 6.3 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 6.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

     Section 6.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     Section 6.6 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.
     Section 6.7 Disclosure Letters. Each disclosure identified in the TEPPCO Disclosure Letter or elsewhere in this Agreement constitutes a disclosure by the disclosing party with respect to the specific section of this Agreement identified in the TEPPCO Disclosure Letter as applicable, and with respect to any other section of this Agreement reasonably related thereto.
[The remainder of this page is blank]

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.
ENTERPRISE GP HOLDINGS L.P.
By: EPE Holdings, LLC, its general partner

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

DUNCAN FAMILY INTERESTS, INC.
By:	/s/ Darryl E. Smith
	Name:	Darryl E. Smith
	Title:	Treasurer

DFI GP HOLDINGS, L.P.
By: DFI Holdings, LLC, its general partner
By: Dan Duncan LLC, its sole member

By:	/s/ Richard H. Bachmann
	Name:	Richard H. Bachmann
	Title:	Executive Vice President